Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Vail Resorts Contacts:
Investor Relations:  Michael Chao, (303) 404-1820, mchao@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Certain Ski Season Metrics for the Season-to-Date Period Ended January 13, 2013 and Provides Financial Guidance
BROOMFIELD, Colo. - January 15, 2013 - Vail Resorts, Inc. (NYSE: MTN) today reported certain ski season metrics for the comparative periods from the beginning of the ski season through January 13, 2013, and for the prior year period through January 15, 2012, adjusted as if Kirkwood, which was acquired in April 2012, was owned in both periods. The reported ski season metrics do not incorporate the recently acquired urban ski areas of Afton Alps and Mt. Brighton. The data mentioned in this release is interim period data and subject to fiscal quarter end review and adjustments.

Highlights

•
Season-to-date total lift ticket revenue at the Company's seven mountain resorts, and including an allocated portion of season pass revenue for each applicable period, was up approximately 4.3% compared to the prior year season-to-date period.

•
Season-to-date ancillary spending outpaced our growth in skier visitation, with ski school revenue up 2.9% and dining revenue up 9.0% at the Company's seven mountain resorts, and retail/rental revenue was up 7.7% compared to the prior year season-to-date period.

•	Season-to-date total skier visits for the Company's seven mountain resorts were up 2.0% compared to the prior year season-to-date, including higher utilization by season pass holders.

Commenting on the ski season to date, Rob Katz, Chief Executive Officer said, “The growth in season-to-date visitation and ancillary on-mountain revenue is a reflection of a very strong holiday season which saw double-digit percentage increases in visitation, ski school revenue, dining revenue, and retail/rental revenue. Unfortunately, as we discussed in our early December earnings release, this was partially offset by very weak results in the period from the start of the season through mid-December, when conditions at our Colorado resorts were very poor and highly unusual. We were very pleased to see that once more typical conditions arrived at our resorts, we saw very strong visitation and guest spend. In fact, a number of our resorts broke visitation and revenue records during the holiday period. All of this bodes well for the remainder of the season.”

Fiscal Year 2013 Guidance
Commenting on fiscal 2013 guidance, Katz continued, “While we are very pleased with our strong holiday season performance, the challenging early season contributed to season-to-date results that were below what we had anticipated in our guidance originally issued in September 2012. As a result, we do not believe we can fully make up those shortfalls during the remainder of our fiscal year. Consequently, we now estimate Resort Reported EBITDA to be $244 million to $254 million representing an approximate 19% to 24% increase over fiscal 2012. Our revised guidance for fiscal 2013 assumes normal weather conditions for the remainder of the season. We are reiterating our estimate of fiscal 2013 Real Estate Reported EBITDA of negative $9 million to negative $17 million, including approximately $2 million of non-cash stock-based compensation expense. Included in these estimates are Net Real Estate Cash Flow of $15 million to $25 million (defined as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits less investment in real estate). Net income attributable to Vail Resorts, Inc. is now expected to be in a range of $39 million to $49 million in fiscal 2013, up more than double from last year's results.”
The following table reflects the forecasted guidance range for the Company's fiscal year ending July 31, 2013, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2013.

	Fiscal 2013 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2013
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$234,000	$244,000
Lodging Reported EBITDA (2)	8,000	13,000
Resort Reported EBITDA (3)	244,000	254,000
Real Estate Reported EBITDA (4)	(17,000)	(9,000)
Total Reported EBITDA	227,000	245,000
Depreciation and amortization	(130,000)	(131,500)
Loss on disposal of fixed assets, net	(500)	(1,100)
Investment income	500	600
Interest expense, net	(34,000)	(34,000)
Income before provision for income taxes	63,000	79,000
Provision for income taxes	(24,090)	(30,090)
Net income	38,910	48,910
Net loss attributable to noncontrolling interests	90	90
Net income attributable to Vail Resorts, Inc.	$39,000	$49,000

(1)	Mountain Reported EBITDA includes approximately $9 million of stock-based compensation.

(2)	Lodging Reported EBITDA includes approximately $2 million of stock-based compensation.

(3)
Resort Reported EBITDA represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components. Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort Reported EBITDA range.

(4)	Real Estate Reported EBITDA includes approximately $2 million of stock-based compensation.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

Forward Looking Statements
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully initiate, complete, and sell, new real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational and capital improvements; demand for planned summer activities and our ability to successfully obtain necessary approvals and construct the planned improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits of acquisitions or future acquisitions; and implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law. Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Measures
Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance. Reported EBITDA is not a measure of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and might not be comparable to similarly titled measures of other companies. Reported EBITDA should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data. The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. In addition, the Company also uses the term Net Real Estate Cash Flow, which is not a measure of financial performance or liquidity under GAAP, as the Company believes it is important as a cash flow indicator for our Real Estate segment.